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                                                                  Exhibit (a)(3)


FORM OF LETTER TO TENDERING OPTIONHOLDERS


                        [LOGO OF NPC International, Inc.]
                              720 West 20th Street
                             Pittsburg, Kansas 66762


                           ____________________, 2001


Dear Optionholder:

         On behalf of NPC International, Inc. (the "Company"), I am writing to provide you with the results of the Company's recent Tender Offer (the "Offer") whereby the Company has offered to purchase the outstanding options (the "Options") granted under the NPC International, Inc. 1994 Non-Qualified Stock Option Plan (the "Plan") in exchange for cash.

         The Offer expired at 12:00 midnight, New York City time, on _____________, 2001 (the "Expiration Date").

         Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company purchased and accepted for cancellation Options tendered to it for a total of ____________ shares of Common Stock of the Company and canceled all such Options for a purchase price of approximately $_______.

         The Company has accepted for cancellation and canceled all of the Options tendered by you.

         In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive cash as set forth on Schedule A. Also
                                                               ----------
in accordance with the terms of the Offer, the terms and conditions of the payment will be substantially as follows:

         . To the extent your tendered options are vested and exercisable as of the Expiration Date, you will be entitled to receive the full cash amount for your options as set forth on Schedule A promptly
                                                           ----------
              after the date of this letter.


         . To the extent your options to purchase shares of common stock are not vested as of the Expiration Date, the cash amount will be payable to you on the date or dates those options would have become vested and exercisable had they not been canceled, provided that you are still an employee of NPC International, Inc. on the applicable vesting dates. See Schedule A. If you are not still an
                                            ----------
              employee of NPC International, Inc. on the applicable vesting date, you will not receive the balance otherwise payable on that date or any future date.
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         In accordance with the terms of the Offer, and as provided in the Plan, you must be an employee of the Company or one of its subsidiaries from the date you tendered options through the Expiration Date in order to receive your cash payment. If you did not remain an employee until the Expiration Date, you will not receive cash or any other consideration for the Options tendered by you and canceled by the Company.

         If you have any questions about your rights in connection with the Offer, call me, Susie Edwards, Employee Benefits Manager at (913) 327-5555.

                                         Sincerely,


                                         ---------------------------------------
                                         Susie Edwards, Employee Benefit Manager
Attachment

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                                   SCHEDULE A



         Name of Option Holder: ______________________ SSN: _____________

         Total Number of Options Held by Option Holder: _________________

         If you elect to cancel your Options pursuant to this Offer, give your consent to the amendments to your Award Notice and to the 1994 Option Plan and you are still employed by NPC on the applicable date(s) set forth below, you will receive the following amounts as soon as practicable after such dates, less the withholding of income, FICA and Medicare taxes and other applicable withholdings:

     Vested Gain: $__________ upon the consummation of the merger of NPC
                  International, Inc. and Mergeco, Inc.;

Unvested Gain(s): $__________ on _______________, 200__;


                  $__________ on _______________, 200__; and


                  $__________ on _______________, 200__.


                  $__________ Total Unvested Gain


OPTION ANALYSIS
---------------

Grant Date    Number of  Option   Vested   Unvested    Vested   Unvested  Total
of Options    Options    Price   Options*  Options*     Gain     Gain      Gain
----------    -------    -----   -------   -------     ----      ----      ----






_________________
* As of August 23, 2001



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